Articles of Assocation of Zhizhen Investment & Research (Beijing) Information

Consulting Co., Ltd.

Chapter I General Rules

Article 1 Pursuant to the Company Law of the People’s Republic of China (hereinafter referred to as the Company Law) and the relevant laws and regulations, Sheng Ying Xin (Beijing) Management Consulting Co., Ltd. invested and established Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.(hereinafter referred to as the company), and hereby formulated the Articles of Association.

Article 2 The laws, regulations and provisions shall prevail if in conflict with the terms in the Articles of Association.

Chapter II Company’s Name and Address

Article 3 Company’s Name: Zhizhen Investment & Research (Beijing) Information Consulting Co., Ltd.

Article 4 Domicile: Room 32010, Floor 3, Building 21, Pingyuanli, Xicheng District, Beijing

Chapter III Business Scope of the Company

Article 5 Business scope of the company: economic and trade consultation; undertaking exhibition and show activities; enterprise management; conference services; market research; technical services, technology transfer, technology development, technology promotion, technical consultation; sales of stationery, electronic products, computers, software and auxiliary equipment, mechanical equipment, household appliances, handicrafts, metal materials; software development; organization of cultural and artistic exchange activities (excluding performances) (The enterprise independently chooses to operate the items and carry out the business activities according to law; for the items subject to approval according to law, the enterprise carries out the business activities in accordance with the approved items after being approved by the relevant department; the enterprise shall not engage in the business activities prohibited and restricted in this city’s industrial policy.)

Chapter IV Registered capital of the Company and the Name (Designation) of the

Shareholder, Means and Amount of Capital Contribution

Article 6 Registered capital of the Company: RMB 60,000,000 yuan.

Article 7 The name (designation) of the shareholder, the amount, period and means of subscribed capital contribution are as follows:

Shareholder’s name(or designation)	Amount of capital contribution (ten thousand yuan)	Term of capital contribution	Method of contribution
Sheng Ying Xin (Beijing) Management Consulting Co., Ltd.	6000	March 20, 2048	Currency
Total	6000	March 20, 2048	Currency

Chapter V Company’s Organization and Producing Method, Producing Method, Right and

Procedure Rules

Article 8 The shareholders shall exercise the functions and powers stated below:

(1) Determining the Company’s operational guidelines and investment plans;

(2) Electing and changing the executive directors and supervisors assumed by non-representatives of the employees, and determining the matters concerning their remuneration;

(3) Reviewing and approving the report from the executive director;

(4) Reviewing and approving the supervisor’s report;

(5) Reviewing and approving the annual financial budget plans and final account plans of the Company;

(6) Reviewing and approving the profit distribution plans and loss recovery plans of the Company;

(7) Making decisions on the increase or decrease of the Company’s registered capital;

(8) Making decisions on the issuance of the Company’s bonds;

(9) Making decisions on the merger, division, dissolution, liquidation of the Company or change of Company’s form;

(10) Amending the Company’s AOA

Article 9 The decisions made by the shareholders on the company’s operating principles and investment plans shall be written and signed by the shareholders and then placed on the company.

Article 10 The Company sets one executive director rather than the Board of Directors. The executive director shall be elected by the shareholders. The term of the executive director is 3 years and he can be reelected when his term expires.

Article 11 The executive director shall exercise the following rights:

(1) To report the work to the shareholders;

(2) Implementing resolutions of the shareholders;

(3) Auditing and determining the company’s business and investment plans;

(4) Working out the Company’s annual financial budget plans and final account plans;

(5) Working out the Company’s profit distribution plans and loss recovery plans;

(6) Working out the Company’s plan for increase or decrease of the registered capital and issue of bond;

(7) Working out the plan for merger, division, change of corporate form or dissolution of the Company.

(8) Determining the establishment of the Company’s internal management structure;

(9) Determining the appointment or dismissal of the company manager and his/her remuneration, and in accordance with the nomination by the manager, decide to appoint or dismiss the company’s deputy manager, chief financial officer and their remuneration;

(10) Formulating the basic management system of the Company;

Article 12 The Company shall have one manager who shall be appointed or dismissed by the executive director; The manager shall be responsible for the executive director, and he shall exercise the following rights:

(1) Preside over the Company’s production and operation management;

(2) Organizing the execution of the Company’s annual business plans and investment plans;

(3) Drafting plans on the establishment of the internal management organs of the Company;

(4) Drafting the Company’s basic management system;

(5) Formulating the rules and regulations of the Company.

(6) Proposing the appointment or dismissal of the Company’s vice general manager and financial principal;

(7) Deciding on the hiring or dismissing of the persons-in-charge other than those who shall be decided by the shareholder;

Article 13 The company has no board of supervisors. It has a supervisor, who is elected by the shareholder. The supervisors serve a term of three years, and can be re-elected upon expiry of the term of office.

Article 14 The Supervisors exercises the following rights:

(1) Inspecting the Company’s finance;

(2) Supervising the acts of executive director, senior management in time of performing their duty, raising opinions suggesting the removal of director and senior management who violates laws, administrative rules, Articles of Association or the decision made by the shareholders.

(3) Requiring the executive director or senior management to rectify their conduct when any of their actions damage the interests of the Company;

(4) Submitting proposals to shareholders;

(5) Suing the executive directors and top management personnel in accordance with Article 152 of the Company law;

Chapter VI Company’s Legal Representative

Article 15 The company’s legal representative shall be served by the executive director.

Chapter VII Other Matters Deemed Necessary by Shareholders

Article 16 The business period of the company shall be 30 years from the date of issuing the Business License.

Article 17 In any of the following circumstances, the Company’s liquidation group shall, within 30 days from the date of the liquidation of the Company, apply to the original company registration authority for cancellation of registration;

(1) The Company is declared bankrupt according to law;

(2) The expiry of the period of business stipulated in the Articles of Association of the Company or the occurrence of other matters of dissolution stipulated in the Articles of Association of the Company, except that the company shall survive by amending the Articles of Association of the Company;

(3) Shareholders decide to dissolve it;

(4) Its business license is canceled or it is ordered to close down or to be dissolved according to law; or

(5) The Company is dissolved by the people’s court according to law;

(6) Other dissolution cases prescribed by laws and administrative regulations.

Article 18 One-person limited liability company’s shareholder who cannot prove that the company’s property is independent of their own property shall assume joint and several liability of the company’s debts.

Chapter VIII Supplementary Provisions

Article 19 Those approved by the company’s registration organ shall prevail for the company’s registration matter.

Article 20 The Articles of Association shall be made in duplicate and submitted to the company registration authority.

Signature of legal representative and official stamp of the company

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